Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of E-compass Acquisition Corp. (the “Company”) on Form S-1 of our report dated May 11, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of December 31, 2014 and for the period from September 23, 2014 to December 31, 2014, which appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

May 11, 2015